SOUTHWEST WATER COMPANY

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 13, 2010

FIRST SUPPLEMENTAL INDENTURE, dated as of September 13, 2010, between SOUTHWEST WATER COMPANY, a Delaware corporation (the “Corporation”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”), as successor to Chase Manhattan Bank and Trust Company, National Association.  Terms not defined herein shall have the meanings assigned to them in the Indenture (as defined below).

RECITALS

WHEREAS, the Corporation and the Trustee are parties to that certain Indenture, dated as of July 20, 2001 (the “Indenture”);

WHEREAS, the Corporation is party to that certain Agreement and Plan of Merger, dated as of March 2, 2010, by and among SW Merger Acquisition Corp., a Delaware corporation (“Parent”), SW Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Corporation, pursuant to which Merger Sub is to merge with and into the Corporation (the “Merger”), with the Corporation continuing as the surviving corporation and a wholly owned subsidiary of Parent, and the holders of the Corporation’s Common Stock will have the right to receive $11.00 per share in cash (the “Merger Consideration”);

WHEREAS, pursuant to Section 11.15 of the Indenture, in connection with the Merger, the Corporation and the Trustee are to enter into this First Supplemental Indenture to specify that, at and after the effective time of the Merger, each Debenture shall be convertible only into cash in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock that the Holder of the Debenture would have received if such Holder had converted such Debenture into the number of shares of Common Stock issuable upon conversion of such Debenture immediately prior to such effective time of the Merger; and

WHEREAS, Section 10.01 of the Indenture provides that the Corporation and the Trustee may enter into supplemental indentures without notice to or the consent of any Holder to comply with Section 11.15 of the Indenture;

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

EFFECT OF SPECIFIED BUSINESS TRANSACTION

SECTION 1.1.  Conversion of Debentures.  Pursuant to Section 11.15 of the Indenture, at and after the effective time of the Merger, each Debenture shall be convertible only into cash in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of Common Stock that the Holder of the Debenture would have received if such Holder had converted such Debenture into the number of shares of Common Stock issuable upon conversion of such Debenture immediately prior to such effective time of the Merger.  Such amount will be $11,000 per 1,000 shares of Common Stock.

ARTICLE II

ACCEPTANCE OF SUPPLEMENTAL INDENTURE

SECTION 2.1.  Trustee’s Acceptance.  The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

ARTICLE III

GENERAL PROVISIONS

SECTION 3.1.  Effect of Supplemental Indenture.  This First Supplemental Indenture shall be deemed effective immediately prior to the effective time of the Merger.  Upon the effectiveness of this First Supplemental Indenture, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and the Holder of every Debenture heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.

SECTION 3.2.  Indenture Remains in Full Force and Effect.  Except as supplemented and amended hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 3.3.  Headings.  The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 3.4.  Duplicate Originals.  The parties may sign any number of copies of this First Supplemental Indenture.  One signed copy is enough to prove this First Supplemental Indenture.

SECTION 3.5.  No Adverse Interpretation of Other Agreements.  This First Supplemental Indenture may not be used to interpret another indenture, loan or debt agreement of the Corporation or a subsidiary (other than the Indenture).  Any such indenture, loan or debt agreement (other than the Indenture) may not be used to interpret this First Supplemental Indenture.

SECTION 3.6.  Confirmation and Preservation of Indenture.  The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

SECTION 3.7.  Trust Indenture Act Controls.  If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in the Indenture or this First Supplemental Indenture by the Trust Indenture Act, the required provision shall control.

SECTION 3.8.  Successors.  All agreements of the Corporation in this First Supplemental Indenture shall bind its Successor.  All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.

SECTION 3.9.  Severability.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 3.10.  Certain Duties and Responsibilities of the Trustee.  In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 3.11.  Governing Law.  The laws of the State of California shall govern this First Supplemental Indenture.

SECTION 3.12.  Trustee Disclaimer.  The Trustee shall have no responsibility for the validity or sufficiency of this First Supplemental Indenture nor for the recitals contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

                                                SOUTHWEST WATER COMPANY

                                                By: /s/ Mark A. Swatek_______
                                                            Chief Executive Officer

                                                By: /s/ Ben Smith____________
                                                            Chief Financial Officer

                                                THE BANK OF NEW YORK MELLON
                                                TRUST COMPANY, N.A.

                                                By: /s/ Teresa Petta___________
                                                            Vice President